                                                                    EXHIBIT 99.1

                                                                 [PULITZER LOGO]

FOR IMMEDIATE RELEASE

                                                      900 North Tucker Boulevard
                                                       St. Louis, Missouri 63101
                                                                Tel 314/340-8402
                                                                Fax 314/340-3125

                              PULITZER INC. REPORTS
                           2005 FIRST-QUARTER EARNINGS

      ST. LOUIS, April 19, 2005 - Pulitzer Inc. (NYSE:PTZ) today announced that first-quarter 2005 net income was $7.0 million, or $0.32 per diluted share, compared with $8.1 million, or $0.37 per diluted share, in the prior year.

      First-quarter operating revenue increased 3.3 percent to $106.1 million from $102.7 million in the prior year, and operating income increased 3.4 percent to $16.8 million.

      Results for the first quarter of 2005 included expenses associated with the exploration of a range of strategic alternatives for the Company, including expenses related to the Agreement and Plan of Merger (the "Lee Merger Agreement") with Lee Enterprises, Incorporated. Excluding this item from the 2005 first-quarter period, first-quarter 2005 and 2004 base earnings per diluted share were $0.42 and $0.37, respectively.

      "This was a good quarter, with solid revenue growth accompanied by continued tight control of operating expenses," said Robert C. Woodworth, president and chief executive officer. "Advertising revenue increased 5.0 percent during the quarter, reflecting continued strong performances at Pulitzer Newspapers, Inc. ("PNI") and across-the-board strength in the preprint category. Classified advertising was up 3.4 percent for the quarter, as strength in help wanted, up 4.9 percent in St. Louis and 37.1 percent at PNI, more than offset weakness in the automotive category. Retail revenue, including retail preprint revenue, increased 6.0 percent, reflecting the solid performance of Local Values, our St. Louis direct mail initiative, and the continued strength at PNI. The Tucson Newspaper Agency ("TNI") had another strong quarter, with total advertising revenues up 7.9 percent, led by a 9.4 percent gain in total classified, with help wanted up 22.2 percent."

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

Page Two
Pulitzer First-Quarter Earnings

RECONCILIATION OF BASE EARNINGS (SEE NOTES)

                                                                                          First Quarter
                                                                                  Mar. 27,            Mar. 28,
                                                                                    2005                2004
                                                                                --------------     ---------------
DILUTED EARNINGS PER SHARE OF STOCK:

    GAAP earnings per diluted share                                                 $ 0.32              $ 0.37

    Expenses associated with the exploration of a range of
       strategic alternatives to enhance shareholder value
       and the Lee Merger Agreement                                                   0.10                0.00

    Gains and losses from certain non-operating investments (1)                       0.00                0.00
                                                                                    ------              ------
    Base earnings per diluted share                                                 $ 0.42              $ 0.37
                                                                                    ======              ======

----------
(1)      Rounds to less than $0.01 per fully diluted share.

- 2005 first-quarter results included pretax expenses of $1.4 million associated with the exploration of a range of strategic alternatives for the Company and the Lee Merger Agreement. In addition, 2005 first-quarter results also included $1.4 million in additional income tax expense related to the non-deductibility of certain expenses related to the Lee Merger.

- 2005 and 2004 first-quarter results included pretax expense of $79,000 and $42,000, respectively, related to the adjustment of the carrying value of certain non-operating investments.

DISCUSSION OF GAAP-BASIS RESULTS

FIRST QUARTER

      Operating income for the first quarter of 2005 increased 3.4 percent to $16.8 million, from $16.2 million in the prior year. Operating revenue increased
3.3 percent to $106.1 million, from $102.7 million in the first quarter of 2004.

      The 3.3 percent increase in operating revenue reflects a 5.0 percent increase in advertising revenue partially offset by a 3.2 percent decrease in circulation revenue. The advertising increase resulted from: (a) a 6.0 percent increase in retail advertising revenue, including preprints, reflecting strong growth in retail at PNI and increased preprint revenues from Local Values, partially offset by weakness in the major department store category in St. Louis and advertising revenue shifts related to the earlier observation of the Easter holiday in 2005 compared to 2004; (b) a 3.4 percent increase in classified, reflecting a 12.5 percent increase in recruitment advertising and a 1.2 percent increase in real estate advertising, partially offset by a 5.7 percent decrease in automotive advertising; and (c) a 6.3 percent increase in national revenue, including national preprints, principally due

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Page Three
Pulitzer First-Quarter Earnings

to strength in the telecommunication, pharmaceutical and packaged goods categories. The 3.2 percent circulation revenue decrease in the first quarter of 2005 resulted, principally, from lower Sunday circulation at the St. Louis Post-Dispatch and the absence of favorable circulation adjustments processed in St. Louis during the first quarter of 2004.

      Operating expense for the first quarter of 2005 increased 3.8 percent to $93.8 million, principally due to: (a) those items discussed in the Reconciliation of Base Earnings; and (b) increased postage, production, and marketing expense related to Local Values. Newsprint expense decreased 0.4 percent for the first quarter of 2005 compared to the same period of 2004. Newsprint price increases of 8.6 percent were offset by a reduction in consumption.

      Equity in the earnings of TNI increased 13.9 percent to $4.5 million in the first quarter of 2005 from $3.9 million in the comparable 2004 period. TNI operating revenue increased 6.0 percent for the first quarter of 2005. Advertising revenue increased 7.9 percent due, principally, to strength in classified advertising revenue, primarily in the employment category, and increased retail run-of-press and preprint advertising revenue. TNI operating expense increased 3.0 percent due, in part, to price-related increases in newsprint and higher postage expense.

      First-quarter interest expense, net of interest income, was unchanged compared to the same quarter of 2004. Reduced savings from the Company's interest rate swaps were offset by higher levels of and yields from invested funds.

      The effective tax rates for the first quarters of 2005 and 2004 were 44.9 percent and 37.0 percent, respectively. The increase in the first quarter 2005 effective tax rate resulted, principally, from the non-deductibility of certain expenditures associated with the Lee Merger Agreement.

DISCUSSION OF COMPARABLE-BASIS RESULTS (SEE NOTES)

DEFINITION OF COMPARABILITY

      The following discussion presents "comparable" results in order to illustrate the effects of year-to-year fluctuations on the full scope of the Company's operations. Comparable revenue and expense from continuing operations are defined as reported revenue and operating expense including Pulitzer's 50 percent share of the TNI operations, and excluding the results of newspaper acquisitions absent in the comparable period of 2004. The following table summarizes the effect of adding Pulitzer's 50 percent share of TNI operations to reported revenues and subtracting revenue and operating income associated with the Company's newspaper acquisitions absent in the comparable period of 2004:

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Page Four
Pulitzer First-Quarter Earnings

                                                       RECONCILIATION OF GAAP TO
                                                        COMPARABLE-BASIS RESULTS
                                        -----------------------------------------------------------
                                                            First Quarter Ended
                                        -----------------------------------------------------------
                                         Mar. 27,        Mar. 28,           Mar. 27,       Mar. 28,
                                          2005            2004                2005           2004
                                                 Revenue                       Operating Income
                                        -------------------------          ------------------------
                                                               (in millions)
Pulitzer Inc. GAAP                       $ 106.1          $ 102.7            $ 16.8          $ 16.2

Pulitzer 50% Share of Tucson
Newspaper Agency*                           14.3             13.5               0.0             0.0

PNI Acquisitions                            (0.5)             0.0              (0.2)            0.0
                                         -------          -------            ------          ------

Comparable Results                       $ 119.9          $ 116.2            $ 16.6          $ 16.2
                                         =======          =======            ======          ======

----------
* GAAP operating income includes operating income from Pulitzer's 50 percent share of the Tucson Newspaper Agency.

FIRST QUARTER

      On a comparable basis, operating income for the first quarter of 2005 increased 2.3 percent on an operating revenue increase of 3.2 percent. Advertising revenue increased 4.8 percent, with retail revenue, including preprints, up 5.6 percent and national revenue, including national preprints, up
6.6 percent. First-quarter classified advertising revenue increased 3.3 percent from the comparable period in 2004 as a result of a 13.2 percent increase in employment advertising, partially offset by a 1.3 percent decrease in real estate advertising and a 4.7 percent decrease in automotive advertising. The increase in comparable employment advertising revenue resulted from increases of
4.9 percent, 34.1 percent, and 22.2 percent in St. Louis, at PNI and at TNI, respectively.

      The following table provides detail for comparable advertising revenue trends by operating group for comparable periods in the prior years:

                          1ST                                    FULL     4TH       3RD       2ND       1ST      Full
                          QTR.      Mar.      Feb.       Jan.    YEAR     QTR.      QTR.      QTR.      QTR.     Year
                          2005      2005      2005       2005    2004     2004      2004      2004      2004     2003
                        -------- --------- ---------- --------- ------- --------- --------- --------- --------- --------
COMPARABLE ADVERTISING

St. Louis Operations     +2.6%    -0.3%      +4.4%     +3.7%    +3.5%    +1.7%     +5.3%     +3.6%     +3.6%     +2.4%

Pulitzer Newspapers,
 Inc. (PNI)              +9.0%    +9.4%      +9.0%     +8.6%    +9.1%    +8.7%    +10.1%    +10.3%     +7.4%     +1.2%
                        -----    -----     ------     -----     ----    -----     -----     -----     -----     -----

   Pulitzer Inc.         +4.4%    +2.4%      +5.7%     +5.1%    +5.0%    +3.6%     +6.7%     +5.4%     +4.6%     +2.1%

Tucson Newspaper
Agency (TNI)             +7.9%    +6.0%      +7.2%    +10.4%    +6.0%    +9.6%     +9.0%     +7.3%     -1.8%     +1.1%
                        -----    -----     ------     -----     ----    -----     -----     -----     -----     -----

Pulitzer Inc.
(Combined with
  50% of TNI)            +4.8%    +2.8%      +5.9%     +5.7%    +5.1%    +4.3%     +6.9%     +5.6%     +3.8%     +2.0%
                        -----    -----     ------     -----     ----    -----     -----     -----     -----     -----

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Page Five
Pulitzer First-Quarter Earnings

      On a comparable basis, first-quarter 2005 operating expense increased 3.3 percent, principally due to the factors discussed in the GAAP section of this release. Excluding newsprint expense, costs related to Local Values, and those items discussed in the Reconciliation of Base Earnings, comparable expense increased 0.8 percent.

BALANCE SHEET HIGHLIGHTS

      Cash and marketable securities increased to $231.4 million at March 27, 2005 from $207.3 million at December 26, 2004.

OTHER

      On January 30, 2005, Lee Enterprises, Incorporated (NYSE:LEE), and Pulitzer Inc. (NYSE:PTZ) announced that they entered into a definitive agreement for Lee to acquire all of Pulitzer's capital stock for a cash purchase price of $64 per share, with enterprise value totaling $1.46 billion based upon a value of $64 per share. The boards of directors of both companies unanimously approved the transaction. The transaction is subject to customary closing conditions and approval by Pulitzer shareholders. The transaction is expected to close by the end of the second calendar quarter of 2005.

NO CONFERENCE CALL

      The Company will not hold its customary conference call this quarter.

                                      # # #

      Pulitzer Inc., through various subsidiaries and affiliated entities, is engaged in newspaper publishing and related new media activities. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson, Ariz., and, through its Pulitzer Newspapers, Inc. (PNI) subsidiary, 12 other dailies and more than 75 weekly newspapers, shoppers, and niche publications. The PNI dailies are The Pantagraph, Bloomington, Ill.; The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; the Daily Journal, Park Hills, Mo.; The Lompoc Record, Lompoc, Calif.; and The Daily News, Rhinelander, Wis. The Company's newspaper operations also include the Suburban Journals of Greater St. Louis, a group of 36 weekly papers and various niche publications.

                                     -more-

Page Six
Pulitzer First-Quarter Earnings

      The Company's new media and interactive initiatives include STLtoday.com in St. Louis, azstarnet.com in Tucson, and Web sites for all of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878. For more information, visit our Web site at www.pulitzerinc.com.

NOTES:

The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share,", exclude gains and losses related to certain non-operating investments that are not a strategic component of the Company's capital structure or operating plans (principally, investments in new media companies and partnerships making similar investments) and certain non-recurring items consisting of expenses associated with the exploration or a range of strategic alternatives to enhance shareholder value and the Lee Merger Agreement. Gains or losses on the sale of marketable securities reflect activity in a strategic component of the Company's capital structure and are, therefore, included in the determination of "Base Earnings," and "Base Earnings per Diluted Share."

The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share," may not be comparable to similarly titled measures reported by other companies. "Base Earnings" and "Base Earnings per Diluted Share," as defined above, are not measures of performance under generally accepted accounting principles ("GAAP") and should not be construed as substitutes for consolidated net income and diluted earnings per share as a measure of performance.

However, management uses "Base Earnings" and "Base Earnings per Diluted Share" for comparing the Company's past, current, and future performance and believes that they provide meaningful and comparable information to investors to aid in their analysis of the Company's performance relative to other periods and to its peers.

The Company's calculation of "Comparable" results includes the gross revenues and expenses of the Company's 50 percent interest in the Tucson Newspaper Agency ("TNI"), and excludes the revenues and expenses associated with acquisitions absent in comparable periods in 2004. "Comparable" revenues and expenses, excluding the results of acquisitions absent in the comparable period of 2004, and including the gross revenues and expenses of the Company's 50 percent interest in TNI, are not measures of performance under GAAP (since the Company records its interest in TNI on the equity method), and should not be construed as substitutes for consolidated operating revenues and consolidated operating expenses as a measure of performance. However, management uses "Comparable" revenues and expenses for comparing the Company's past, current, and future performance and believes that they provide meaningful information to investors regarding the gross revenues and expenses under the management of the Company.

Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties

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Page Seven
Pulitzer First-Quarter Earnings

and other factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers (including newsprint), outcome of labor negotiations, capital or similar requirements, and general economic conditions, any of which may impact advertising and circulation revenues and various types of expenses, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in "forward-looking statements" are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Accordingly, investors are cautioned not to place undue reliance on any such "forward-looking statements," and the Company disclaims any obligation to update the information contained herein or to publicly announce the result of any revisions to such "forward-looking statements" to reflect future events or developments.

                                -tables attached-

Page Eight
Pulitzer First-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)
(Unaudited)

                                                                      First Quarter Ended
                                                                  Mar. 27,            Mar. 28,
                                                                    2005                2004
                                                              -----------------    ---------------
OPERATING REVENUES:
   Advertising
     Retail                                                     $   27,837           $   27,829
     National                                                        6,209                6,161
     Classified                                                     33,337               32,247
                                                                ----------           ----------
       Total                                                        67,383               66,237
     Preprints                                                      17,094               14,218
                                                                ----------           ----------
       Total advertising                                            84,477               80,455
   Circulation                                                      19,917               20,568
   Other                                                             1,749                1,712
                                                                ----------           ----------
         Total operating revenues                                  106,143              102,735
                                                                ----------           ----------

OPERATING EXPENSES:
   Payroll and other personnel expenses                             47,460               46,359
   Newsprint expense                                                10,989               11,036
   Depreciation                                                      3,624                3,736
   Amortization                                                      1,234                1,192
   Other expenses                                                   30,529               28,108
                                                                ----------           ----------
         Total operating expenses                                   93,836               90,431
                                                                ----------           ----------

Equity in earnings of Tucson
  newspaper partnership                                              4,462                3,917
                                                                ----------           ----------

Operating income                                                    16,769               16,221

Interest income                                                      1,819                1,159
Interest expense                                                    (5,348)              (4,694)
Net gain on sale of marketable securities                                                   552
Net loss on investments                                                (79)                 (42)
Other income                                                             8                    4
                                                                ----------           ----------

INCOME BEFORE PROVISION FOR INCOME TAXES                            13,169               13,200

PROVISION FOR INCOME TAXES                                           5,910                4,884

MINORITY INTEREST IN NET
  EARNINGS OF SUBSIDIARIES                                             253                  261
                                                                ----------           ----------

NET INCOME                                                      $    7,006           $    8,055
                                                                ==========           ==========

                                     -more-

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Page Nine
Pulitzer First-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Continued)
(In thousands, except earnings per share)
(Unaudited)

                                                                      First Quarter Ended
                                                                  Mar. 27,            Mar. 28,
                                                                    2005                2004
                                                              -----------------    ---------------
BASIC EARNINGS PER SHARE OF STOCK:

   Basic earnings per share                                      $      0.32          $    0.37
                                                                 ===========          =========

   Weighted average number of
      shares outstanding                                              21,593             21,541
                                                                 ===========          =========

DILUTED EARNINGS PER SHARE OF STOCK:

   Diluted earnings per share                                    $      0.32          $    0.37
                                                                 ===========          =========

   Weighted average number of
      shares outstanding                                              22,138             21,855
                                                                 ===========          =========

                                     -more-

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Page Ten
Pulitzer First-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Continued)
(Unaudited)

FOOTNOTES

Fiscal Year End: The Company's fiscal year ends on the last Sunday of the calendar year. In 2004, the Company's fiscal year began on December 29, 2003 and ended on December 26, 2004. In 2005, the Company's fiscal year began on December 27, 2004 and will end on December 25, 2005.

Earnings Per Share: Basic earnings per share of stock are computed using the weighted average number of Common and Class B Common shares outstanding during the applicable period. Diluted earnings per share of stock are computed using the weighted average number of Common and Class B Common shares outstanding and common stock equivalents.

Reclassifications: Certain reclassifications have been made to the 2004 consolidated financial statements to conform to the 2005 presentation.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Income Tax Matters: As previously disclosed, the Company is liable for any taxes attributable to the 1999 spin-off transaction in which the Company was formed and for any taxes owed by the Company's predecessor, Pulitzer Publishing Company ("Old Pulitzer"), for tax periods prior to such transaction. As also previously disclosed, the Internal Revenue Service ("IRS") had asserted that Old Pulitzer should have recognized a taxable gain in the amount of approximately $80.4 million as a result of the 1999 spin-off transaction. The Company contested this assertion, and after lengthy negotiations with representatives of the IRS, the Company has agreed in principle with the IRS to a settlement under which the Company's liability for Old Pulitzer's federal income taxes with respect to the spin-off transaction is expected to approximate $81,000, after taking into account the effects of certain refund claims filed by the Company on behalf of Old Pulitzer which also are being resolved as part of the settlement agreement. The agreement in principle is subject to the execution of a definitive agreement with the IRS and review by the U.S. Congressional Joint Committee on Taxation.

Legal Matters: On March 17, 2005, a group of independent delivery carriers engaged in the business of delivering the St. Louis Post-Dispatch pursuant to home delivery contracts (the "Plaintiffs") filed a lawsuit against Pulitzer Inc., St. Louis Post-Dispatch LLC, and Suburban Journals of Greater St. Louis LLC (the "Defendants") in Missouri Circuit Court, 22nd Judicial Circuit (City of St. Louis, Missouri). The Plaintiffs' seek unspecified damages in excess of $25,000 plus punitive damages in an unspecified amount. The Plaintiffs' Petition sets forth three claims for relief. First, the Petition alleges that the decision to purchase the Suburban Journals with its separate delivery system and separate carriers breached the Plaintiffs' exclusive territorial delivery rights under the Plaintiffs' contracts with St. Louis Post-Dispatch LLC. The Petition further alleges that St. Louis Post-Dispatch LLC and Suburban Journals of Greater St. Louis LLC are alter egos of Pulitzer Inc., and that Pulitzer Inc. on its own and through its control, ownership and authority over its alter egos, violated the exclusive territories of the Plaintiffs. Finally, the

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Page Eleven
Pulitzer First-Quarter Earnings

Petition alleges that the purchase of the Suburban Journals and certain other conduct constitute a tortious interference with the Plaintiffs' contractual rights. The Defendants will deny any liability, intend to vigorously defend the lawsuit and believe they have meritorious defenses. While the ultimate outcome of litigation can not be predicted with certainty, management, based on its understanding of the facts, does not believe that the ultimate outcome of this litigation will have a material adverse effect on the Company's consolidated financial position. A litigation settlement reserve relating to the potential settlement cost of this lawsuit is included in Current Liabilities - Other in the Company's consolidated statements of financial position at March 27, 2005 and December 26, 2004.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer has filed with the SEC a preliminary proxy statement (and will file a definitive proxy statement) to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction.

STOCKHOLDERS OF PULITZER ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the definitive proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov) when it becomes available. Copies of the definitive proxy statement and the SEC filings that will be incorporated by reference in the proxy definitive statement can also be obtained, when available, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

PARTICIPANTS IN THE SOLICITATION

Pulitzer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's annual report on Form 10-K, which was filed with the SEC on March 17, 2005. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and the other relevant documents filed with the SEC when they become available.

                                      # # #